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                                                           Exhibit 5.1




                              October 10, 1997


Board of Directors
ATMI, Inc.
7 Commerce Drive
Danbury, CT  06810

     Re:  Post-Effective Amendment No. 1 to Registration
          Statement on Form S-8 (Registration No. 33-93048) Relating to Shares of Common Stock of ATMI, Inc. Issuable Under the Advanced Technology Materials, Inc. 1995 Stock Plan
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Gentlemen:

     As counsel for ATMI, Inc., a Delaware corporation (the "Company"), we are furnishing you with this opinion in connection with the issuance of a maximum of 509,123 shares of Common Stock of the Company (the "Shares") pursuant to the above-referenced Plan (the "Plan"), to which the above-referenced Registration Statement relates.

     We have examined such originals or copies of corporate records of the Company, certificates of public officials and of officers of the Company and other documents, have obtained such assurances from officers and representatives of the Company, have made such other factual inquiries, and have made such examination of law, as we have deemed proper and necessary to enable us to render this opinion.

     Based on the foregoing, it is our opinion that the Shares will, when issued as contemplated by the Plan and said Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /S/ Shipman & Goodwin L.L.P.